Exhibit 21.1

CAREY WATERMARK INVESTORS 2 INCORPORATED
LIST OF REGISTRANT SUBSDIDIARIES

Name of Subsidiary	Ownership	State or Country of Incorporation
CWI 2 Hotel Operator, Inc.	100%	Delaware
CWI 2 OP, LP	100%	Delaware
CWI Key Biscayne Hotel, LLC	29%	Delaware
CWI Nashville Downtown Hotel, LLC	100%	Delaware
CWI Sawgrass Holdings, LLC	50%	Delaware
CWI Sawgrass Hotel, LLC	50%	Delaware
GB Key Biscayne Holdings, LLC	19.33%	Delaware
GB/JT Hotel Partners, L.P.	19.33%	Delaware
GB/JT Management, LLC	19.33%	Delaware
Key Biscayne Hotel Operator, Inc.	19.33%	Delaware
Nashville Downtown 2 Hotel Operator, LLC	100%	Delaware
Sawgrass Hotel Operator, Inc.	50%	Delaware